Exhibit 99.1

FORM OF PARENT STOCKHOLDER SUPPORT AGREEMENT

This Parent Stockholder Support Agreement, dated as of March 30, 2023 (this “Agreement”), by and between EIP Pharma, Inc., a Delaware corporation (the “Company”), and the Person set forth on Schedule A hereto (“Stockholder”).

RECITALS

WHEREAS, concurrently herewith, (i) Diffusion Pharmaceuticals Inc., a Delaware corporation (“Parent”), (ii) the Company, and (iii) Dawn Merger Sub Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, and subject to the terms and conditions set forth therein, in accordance with the General Corporation Law of the State of Delaware (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, Stockholder is the “beneficial owner” (within the meaning of Rule 13d‑3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of shares of common stock, par value $0.001 per share, of Parent (“Shares”) as set forth on Schedule A hereto (together with any other equity securities of Parent, the power to dispose of or the voting power over which is acquired by Stockholder during the period from and including the date hereof through and including the Termination Date (as defined below), the “Covered Shares”);

WHEREAS, as a condition and material inducement to the Company’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Company has required Stockholder to enter into this Agreement; and

WHEREAS, Stockholder acknowledges that the Company is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Stockholder hereby agree as follows:

1.    Agreement to Vote. Subject to the terms and conditions set forth herein, from and after the date hereof, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned, postponed, reconvened or recessed meeting) (a “Stockholder Meeting”) however called for the purpose of considering or voting on the Parent Stockholder Matters, or in connection with any written consent of stockholders of Parent in connection with the approval of the Parent Stockholder Matters, Stockholder irrevocably and unconditionally agrees that he, she or it shall, or shall cause the holder of record of the Covered Shares, on each record date relevant to such a stockholder vote or approval to:

(a)    when a Stockholder Meeting is held, appear at such meeting in person (including via electronic means if the Stockholder Meeting is held virtually) or represented by a duly executed and non-revoked proxy or otherwise cause the Covered Shares entitled to vote thereat to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by Parent for written consent, if any, and

(b)    vote (whether by ballot at a meeting or by proxy), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares entitled to vote thereat:

(i)    in favor of the Parent Stockholder Matters and any other matters necessary or advisable for consummation of the Merger, the Parent Stock Issuance and the other transactions contemplated in the Merger Agreement that is presented by Parent for a vote of its stockholders (including, but not limited to, any motion by the chairman of the Stockholder Meeting to adjourn, reconvene, recess or otherwise postpone such meeting), and

(ii)    against approval of any proposal made in opposition to the Merger Agreement, the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement.

(c)    Any vote required to be cast or consent required to be executed pursuant to this Section 1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Covered Shares are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

Except as permitted under Section 1(b), Stockholder shall retain at all times the right to vote the Covered Shares in Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1 that are at any time or from time to time presented for consideration to the Parent’s stockholders.

2.    Grant of Irrevocable Proxy; Appointment of Proxy.

(a)    Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that Stockholder has heretofore granted with respect to the Covered Shares. Stockholder hereby grants to, and appoints, the Company, as Stockholder’s irrevocable (until the Termination Date) proxy and attorney-in-fact (with full power of substitution) to (i) attend any and all meetings of the Parent’s stockholders, and (ii) vote, express consent or dissent or issue instructions to the record holder to vote the Covered Shares in accordance with the provisions of Section 1 at any and all meetings of the Parent’s stockholders or in connection with any action sought to be taken by written consent of the Parent’s stockholders without a meeting. Stockholder intends this proxy to be irrevocable (until the Termination Date) (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of Stockholder, as applicable) and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy. Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.

(b)    The proxy granted in this Section 2 shall automatically expire upon the termination of this Agreement in accordance with Section 4.

(c)    Stockholder hereby affirms that the proxy set forth in this Section 2 is given in connection with and granted in consideration of and as an inducement to the Company to enter into the Merger Agreement and that such proxy is given to secure the obligations of Stockholder under Section 1.

(d)    With respect to any Covered Shares that are owned beneficially by Stockholder but are not held of record by Stockholder (other than shares beneficially owned by Stockholder that are held in the name of a bank, broker or nominee), Stockholder shall take all action reasonably necessary to cause the record holder of such Covered Shares to grant the irrevocable proxy and take all other actions provided for this in this Section 2 with respect to such Covered Shares.

3.    No Inconsistent Agreements. Stockholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, Stockholder: (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any tender, voting or other similar agreement or arrangement, or voting trust with respect to any Covered Share and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with Stockholder’s obligations pursuant to this Agreement. Prior to the Termination Date, Stockholder covenants not to enter into any understanding or agreement with any Person to vote or give instructions with respect to any Covered Share in any manner inconsistent with Section 1 of this Agreement.

4.    Termination. This Agreement shall terminate automatically without any notice or other action by any Person upon the earliest of: (a) the Effective Time, and (b) the termination of the Merger Agreement in accordance with its terms (such earliest date being referred to herein as the “Termination Date”); provided, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement and the provisions set forth in Sections 13 through 27 (inclusive) shall survive any termination of this Agreement.

5.    Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company as follows:

(a)    Stockholder is the beneficial owner of, and has good and valid title to, the Covered Shares, free and clear of Liens other than (i) as created by this Agreement, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, (iii) subject to any risk of forfeiture or repurchase rights of Parent with respect to any Covered Shares granted to Stockholder under an employee benefit plan of Parent and (iv) as provided in the Certificate of Incorporation or the bylaws of Parent, as amended. Stockholder has the sole power to direct the record owner to vote, dispose of and demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Covered Shares are not subject to any voting trust agreement or other Contract to which Stockholder is a party restricting or otherwise relating to the voting or Transfer (as defined below) of the Covered Shares. Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Shares, except as contemplated by this Agreement. As of the date of this Agreement, no Affiliate of Stockholder owns, of record or beneficially, any Equity Interests of Parent. For purposes of this Agreement, “Equity Interests” shall mean any share of capital stock of Parent or any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares of capital stock or any options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments obligating such Person to issue, transfer or sell any shares of capital stock or other equity interest in Parent.

(b)    Stockholder, if not a natural person, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Stockholder, if a natural person, has full legal power and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. The execution, delivery and performance of this Agreement by Stockholder, the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement, the performance by Stockholder of its obligations hereunder or the consummation by Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar Laws relating to or affecting creditors’ rights and remedies generally, or by general equity principles.

(c)    Except for the applicable requirements of the Exchange Act and including the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Stockholder for the execution, delivery and performance of this Agreement by Stockholder or the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (A) if Stockholder is not a natural person, conflict with or violate, any provision of the organizational documents of Stockholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (C) violate any Law applicable to Stockholder or any of Stockholder’s properties or assets except, in the case of clause (B), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of Stockholder to perform its obligations hereunder.

(d)    There is no action, suit, investigation, complaint or other proceeding pending against Stockholder or, to the knowledge of Stockholder, any other Person or, to the knowledge of Stockholder, threatened against Stockholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Company of its rights under this Agreement or the performance by any party of its obligations under this Agreement, or that could reasonably be expected to prevent, delay or impair the ability of Stockholder to perform Stockholders’ obligations hereunder or to consummate the transactions contemplated hereby.

(e)    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of Stockholder.

(f)    Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

6.    Certain Covenants of Stockholder. Stockholder, hereby covenants and agrees as follows:

(a)    Prior to the Termination Date, and except as contemplated hereby, Stockholder shall not directly or indirectly (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares, beneficial ownership or voting power thereof or therein (including by operation of law), or any interest therein, or any economic or voting rights with respect thereto, (iii) grant or permit the grant of any proxies or powers of attorney, deposit or permit the deposit of any any Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Covered Shares or (iv)  take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of impeding, preventing or disabling Stockholder from performing its obligations under this Agreement. Any Transfer in violation of this provision shall be null and void. Stockholder further agrees to authorize and request the Company to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares and that this Agreement places limits on the voting of the Covered Shares. If so requested by the Company, Stockholder agrees that any certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 2(a).

(b)    Notwithstanding anything to the contrary in this Agreement, Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law to one or more stockholders of Parent or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, (X) as a precondition to such Transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to the Company, to be bound by all of the terms of this Agreement to the same extent as Stockholder (a “Joinder”), and (Y) such Transfer is effected no later than three (3) Business Days prior to the record date for any Stockholder Meeting (or any adjournment or postponement thereof) and does not delay, hinder or impede (1) the timely voting or consent of the Covered Shares in accordance with Section 1 or (2) the consummation of the Merger.

7.    Certain Adjustments to Covered Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Covered Shares or the acquisition by Stockholder or any of its Affiliates of other Equity Interests of Parent, (i) Stockholder shall promptly notify the Company in writing, (ii) the type and number of Covered Shares shall be adjusted appropriately, (iii) promptly following any such acquisition by an Affiliate (other than a Transfer which shall be governed by Section 6 above) Stockholder shall cause such Affiliate to duly execute and deliver to the Company a Joinder and (iv) this Agreement and the obligations hereunder shall automatically attach to any additional Equity Interests issued to or acquired by Stockholder or such Affiliate, as applicable, and shall be deemed to be Covered Shares for all purposes hereunder.

8.    Stockholder Capacity. This Agreement is being entered into by Stockholder solely in its capacity as a stockholder of Parent, and nothing in this Agreement shall restrict or limit the ability of such Stockholder, any of its Affiliates, or any of their respective directors, officers or employees who is a director or officer (or equivalent) of Parent or any of its Subsidiaries, as applicable, to take any action in his or her capacity as a director or officer (or equivalent) of Parent or any of its Subsidiaries.

9.    Waiver of Actions. Stockholder hereby agrees (i) not to, directly or indirectly, commence, or cause to be commenced, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors, or (ii) not to, directly or indirectly, commence (or cause to be commenced) or participate in, and to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective successors, in each case of clause (i) and (ii), (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (B) alleging a breach of any fiduciary duty of Parent’s board of directors in connection with its approval of the Merger or the Merger, (C) making any claim with respect to SEC disclosure (or other disclosure to the Parent’s stockholders) in connection with the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, or (D) making any aiding and abetting or similar claim against the Company, Parent or any of their respective Affiliates or representatives, in connection with the foregoing; provided, however, that Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against Stockholder that relates solely to Stockholder’s capacity as a director, officer or a securityholder of the Company.

10.    No Solicitation. Stockholder hereby represents and warrants that Stockholder has read Section 6.3 (No Parent Solicitation) of the Merger Agreement and agrees not to engage in any actions prohibited thereby.

11.    Disclosure. Stockholder hereby (i) authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by applicable Law in connection with the Merger or any transactions contemplated by the Merger Agreement (A) Stockholder’s identity and ownership of the Covered Shares, (B) the nature of Stockholder’s commitments, arrangements, understandings and obligations under this Agreement and/or (C) the text of this Agreement, and (ii) agrees as promptly as practicable to notify the Company and Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

12.    Further Assurances. From time to time, at the request of the Company and without further consideration, but without being required to incur any cost or expense, Stockholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

13.    Non-Survival of Representations and Warranties. The representations and warranties of Stockholder contained herein shall not survive the earlier of the Effective Time and termination of this Agreement pursuant to and in accordance with Section 4 of this Agreement.

14.    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

15.    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

16.    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by email or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given and delivered when so delivered personally, or if sent by email upon such transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or if mailed by overnight courier service guaranteeing next day delivery, one (1) Business Day after deposited with such service, or if mailed in any other way, then three (3) Business Days after mailing, as follows (or to such other address or email address as any party hereto shall notify the other parties hereto in accordance with this Section 16), or to such other address or electronic mail address for a party hereto as shall be specified in a notice given in accordance with this section:

(i)    If to Stockholder, to the address set forth below Stockholder’s name on its signature page.

(ii)   If to the Company:

EIP Pharma, Inc.

20 Park Plaza, Suite 424

Boston, Massachusetts 02116

Attention:	John Alam
E-mail:	jalam@eippharma.com

with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention:	William C. Hicks Scott M. Stanton Jason S. McCaffrey
Email:	wchicks@mintz.com smstanton@mintz.com jsmccaffrey@mintz.com

17.    Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof.

18.    Third-Party Beneficiaries. Parent and each of its successors and assigns is an express third-party beneficiary of, with rights to enforce its rights under, this Agreement to the same extent as if it was initially a party hereto.

19.    Governing Law. This Agreement and all claims or causes of action based upon, arising out of, or related to this Agreement or any document, certificate or instrument delivered in connection herewith, or the transactions contemplated by this Agreement, including the negotiation, execution or performance of this Agreement (whether in contract, tort or otherwise), shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Law principles that would require the application of the substantive Laws of another jurisdiction.

20.    Submission to Jurisdiction. Each party agrees that it will bring any Action or proceeding in respect of any Action arising out of or relating to this Agreement or the transactions contemplated hereby exclusively in Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such Court of Chancery declines to accept jurisdiction over such action or proceeding, any federal court within the State of Delaware or the Complex Commercial Litigation Division of the Superior Court of the State of Delaware located in New Castle County (the “Chosen Courts”), and, in connection with claims based upon, arising under or related to this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 16.

21.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) EACH PARTY (I) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) MAKES THIS WAIVER VOLUNTARILY, AND (III) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 21.

22.    Assignment; Successors. Except as otherwise provided herein, this Agreement may not, without the prior written consent of all parties hereto, be assigned, directly or indirectly, by operation of law or otherwise, and any attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors, permitted assigns and legal representatives. Except as set forth in Section 11 and Section 18 this Agreement shall be for the sole benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective heirs, successors, permitted assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

23.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction and that this shall include the right of each party to cause the other party to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Law and to thereafter cause this Agreement and the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. The parties hereto agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither party would have entered into this Agreement. Each of the parties hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at Law would be adequate and agree not to raise any objections to the availability of the equitable remedy of specific performance and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

24.    Severability. The invalidity of any portion of this Agreement by a court of competent jurisdiction shall not affect the validity, force or effect of the remaining portions of this Agreement. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable Law.

25.    Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed in two or more counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or telecopy, by email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or electronic signature complying with the U.S. federal ESIGN Act of 2000 to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or telecopy, email delivery of a “.pdf” or “.jpg” format data file or by any electronic signature complying with the U.S. federal ESIGN Act of 2000 as a defense to the formation of a contract and each party hereto forever waives any such defense.

26.    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of, or with respect to, any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and this Agreement shall not confer any right, power or authority upon the Company or any other Person (a) to direct Stockholder in the voting of any of the Covered Shares, nor to have authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company, except as otherwise provided herein with respect to the Covered Shares, or (b) in the performance of any of Stockholder’s duties or responsibilities as a stockholder of Parent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the Company and Stockholder have caused this Agreement to be duly executed as of the date first written above.

EIP PHARMA, INC.

By:
Name:
TItle:

STOCKHOLDER:

[Name of Entity, if Stockholder is an Entity]

[By:]
Name:	[Name of Stockholder if an individual / Name of Signatory, if Signing on Behalf of an Entity]
[Title:]

Address for Notices:

Email:

[Signature Page to Parent Stockholder Support Agreement]

Schedule A

Covered Shares

Name of Stockholder	Type of Security / No. Shares
[__]	[__]

[Schedule A to Parent Stockholder Support Agreement]